Energy Focus, Inc. Reports First Quarter 2007 Results
Thursday May 10, 8:30 am ET

SOLON, Ohio, May 10 /PRNewswire-FirstCall/ -- Energy Focus, Inc. (Nasdaq: EFOI and formerly Fiberstars, Inc.) today announced first quarter 2007 results.

Revenues for the first quarter of 2007 were $5,009,000, a decrease of 6% over sales of $5,327,000 for the same quarter of 2006. The loss for the first quarter of 2007 was $2,606,000 ($0.23 per share), vs. a loss of $2,441,000 ($0.22 per share) in the first quarter of 2006.

EFO® sales for the first quarter of 2007 were $1,132,000 compared to $263,000 for the same quarter a year ago. EFO sales in 2007 include sales from EFO fiber optic lighting, EFO LED, EFO Controls and EFO Government products, whereas sales in 2006 include EFO fiber optic lighting only. EFO fiber optic lighting sales in the first quarter of 2007 were $520,000. EFO sales were 22% of total sales in the first quarter of this year.

John Davenport, Energy Focus President and CEO, said, "The Company's recent name change to 'Energy Focus, Inc.' is consistent with the Company's strategy of providing energy saving solutions to our customers around the world, which is the reason for expanding our EFO product line this year.

"As we said in our March conference call, the first quarter has historically been a down quarter for us with both the Pool Lighting and Commercial Lighting markets slower in the winter months. The decline in sales is the result of lower sales in our legacy traditional fiber optic (TFO) products not yet being fully offset by growth in EFO sales. We expect this to reverse later in the year.

"One of our primary goals for this year is to take strong measures towards controlling our cash. The promotion of Eric Hilliard to COO supports this initiative. As forecasted, we used $3.9 million in cash in the first quarter. We have taken actions to reduce expenses by more than $2 million in 2007 compared to 2006. This reduction is directed at improving the efficiency of our TFO operations. Our balance sheet remains strong, with over $12 million in cash and short term securities as of the end of the quarter."

Energy Focus, Inc. (Nasdaq: EFOI - News) management will host a conference call on Thursday, May 10, 2007 at 11:30 a.m. EDT (8:30 a.m. PDT) to review the first quarter 2007 financial results and other corporate events, followed by a Q & A session. Dialing 1-800-507-9434 (US Canada) or 1-706-634-5544 (International/Local) can access the call. The conference ID number is 7953759. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.energyfocusinc.com in the Investor Relations area of the site or by going to http://www.mkr-group.com. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-800-642-1687 (US/Canada) or 1-706-645-9291 International/Local) and entering the following pass code: 7953759. Also, an instant replay of the conference call will be available over the Internet at http://www.energyfocusinc.com as of May 11, 2007 and will remain available for one year in the Investor Relations area of the site or by going to http://www.mkr-group.com.

About Energy Focus

Energy Focus designs, develops, manufactures and markets fiber optic lighting systems for wide-ranging uses in both the general commercial and the pool and spa lighting markets. Energy Focus' EFO system, introduced in 2004, offers energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company's headquarters are located at 32000 Aurora Rd., Solon, Ohio. The Company has additional offices in California, England and Germany. Telephone: 440-715-1300. Web site: http://www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2007 and thereafter, future pool market sales, the expected growth of and percentage of the Company to be represented by EFO, expected product development and introductions, and expected overall sales growth and profitability, and expected benefits, revenues. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Energy Focus' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Energy Focus operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Energy Focus financial results, please refer to the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2006, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,923	$3,705
Short-term investments	8,179	12,263
Accounts receivable trade, net	5,822	6,185
Inventories, net	8,582	7,708
Prepaid and other current assets	468	324
Total current assets	26,974	30,185

Fixed assets, net	5,832	5,978
Goodwill, net	4,261	4,247
Other assets	108	182
Total assets	$37,175	$40,592

LIABILITIES
Current liabilities:
Accounts payable	$3,153	$4,202
Accrued liabilities	1,391	1,671
Credit Line borrowings	1,185	1,124
Short-term bank borrowings	776	778
Total current liabilities	6,505	7,775
Deferred tax liabilities	115	75
Long-term bank borrowings	1,689	1,862
Total liabilities	8,309	9,712

SHAREHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	54,398	53,841
Accumulated other comprehensive income	636	601
Accumulated deficit	(26,169)	(23,563)
Total shareholders' equity 28,866	30,880
Total liabilities and shareholders' equity	$37,175	$40,592

The accompanying notes are an integral part of these financial statements

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months
	ended March 31,
	2007	2006

Net sales	$5,009	$5,327
Cost of sales	3,539	3,725
Gross profit	1,470	1,602
Operating expenses:
Research and Development	483	456
Sales and marketing	2,620	2,241
General and administrative	1,078	1,078
Restructure Expense	—	442
Total operating expenses	4,181	4,217
Loss from operations	(2,711)	(2,615)
Other income (expense):
Other income/(expense)	7	(4)
Interest income/ (expense)	99	127

Loss before income taxes	(2,605)	(2,492)
Benefit from (provision for) income taxes	(1)	51
Net loss	$(2,606)	$(2,441)

Net loss per share - basic and diluted	$(0.23)	$(0.22)

Shares used in computing net loss per share
- basic and diluted	11,484	11,294

Source: Energy Focus, Inc.